Exhibit 10.32

Workshop Lease of

The Science Park Administration (1 Year)

Parties to this lease:

Landlord:	Science Park Administration (hereinafter referred to as Party A)

Tenant:	Optronics International Corp. (hereinafter referred to as Party B) A0327

Whereas Party B falls into the category of science park enterprises, research institutes, venture incubator centers, branch offices of the administration authorities or commercial or industrial service firms approved by Party A consistent with Article 4 or Article 8 under the Regulation Regarding the Establishment of the Science Park, and Party A and Party B have agreed that Party A will lease a workshop illustrated under Article 1 of this agreement that is located in the Hsin Chu Science Park (hereinafter referred to as the Workshop under this Agreement) for Party B’s use according to the following terms and conditions:

Article 1

The Workshop under this Agreement is located on the 1st Floor No. 44, 2nd Road of Hsin Chu Science Park with an area of 877 square meters.

Article 2

This lease shall remain in force for the period from January 1, 2009 till December 31, 2009. Upon the expiry date, this lease shall be terminated automatically unless Party A and Party B conclude a separate lease under the provisions of Article 4 of this lease. Party B is not allowed to ask for the continuation of the lease or lease from time to time under any circumstances.

Article 3

During the conclusion of this lease and its existence, Party B shall at all times maintain its status as a science park enterprise, a research institute, a venture incubator centre, a branch office of the administration authorities or a commercial or industrial service firms approved by Party A consistent with Article 4 or Article 8 under the Regulation Regarding the Establishment of the Science Park. Where Party B fails to meet the above mentioned eligibilities at the time of the signing of the lease, this lease shall be void and null. Where Party B no longer maintains such eligibilities hereafter and both Parties to this agreement agree to the immediate termination of this lease, Party A is not required to notify such termination of such legal forces.

Article 4

Party A shall have the right to mail out copies of lease renewal for the extension of this lease one month before the expiry of this lease.

Party B shall make it clear whether it wishes to extend the lease or not after the expiry of such lease within 15 days after it receives the lease under the preceding paragraph. In case it wishes to extend the lease, Party B shall affix its seal on a copy of the lease renewal and attach related documents to be delivered to Party A within the time limit prescribed above.

Where Party B breaches any terms and conditions of this lease during the term of this lease, Party A shall have the right to ask Party B to fulfill notary procedures for the renewal of lease by Party B at its own expense.

Article 5

Where Party B intends to terminate this lease before its expiry during the term of this lease, it shall notify Party A in writing 2 months in advance. Party B shall continue to pay its rent during this 2 month notification period, regardless if it vacates the Workshop under this Agreement.

Party A shall have the right to terminate this lease by way of notification to Party B in writing 2 months in advance at any time if it is required by any changes in law or government policies.

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Article 6

The rent for the Workshop under this Agreement shall be NT$110,502 per month. Party B shall, from the date of the commencement of this lease, download the form for next month rent payment from Party A’s website on its own (website: www.sipa.gov.tw), and shall make the payment of its rent to Party A before the 15th day of every month according to the procedures of rent payment established by Party A while calculating and payment the business tax separately. Party B shall pay its utility bills separately while paying the rent.

Party A shall have the right to, consistent with the provisions of related laws and regulations, announced land prices of the location of the Workshop under this Agreement as well as any adjustments in the rent of state-owned land approved by the Executive Yuan, modify the amount of rent mentioned above. Party B shall pay attention to the announced land prices and adjustments in the rent of state-owned land approved by the Executive Yuan on its own.

Any adjustment of rent mentioned above shall enter into force in the second month after such announced land prices or adjustments in the rent of state-owned land prices. Any differences between the rent already paid and actual adjustments before Party A completes its website updates under paragraph 1 shall be collected or refunded.

Article 7

Party B shall pay penalties according to the following provisions if it fails to pay its rent and utility bills on time:

1.               It shall pay penalties equal to 2% of the total amount due if its rent and utility bills are less than 1 month overdue;

2.               It shall pay penalties equal to 5% of the total amount due if its rent and utility bills are more than 1 month but less than 2 months overdue;

3.               It shall pay penalties equal to 10% of the total amount due if its rent and utility bills are more than 2 months but less than 3 months overdue;

4.               It shall pay penalties equal to 15% of the total amount due if its rent and utility bills are more than 3 month overdue.

Article 8

Party B shall pay a deposit of NT$331,506 to Party A, which is equivalent to 3 months’ rent at the time of the conclusion of the lease, in order to ensure that it will perform all the terms and conditions under this lease. Party B shall pay this lease deposit on the date of the signing of the lease and Party A shall issue a receipt accordingly. The amount of the lease deposit shall not be modified even if the rent is adjusted or this lease is extended or prolonged.

Upon the termination or expiry of this lease and where Party B returns the Workshop under this Agreement without any unpaid rents, utility bills or any breach of contract, Party A shall return the lease deposit without any interest.

Party B is not allowed to compensate its rent with the deposit.

Article 9

The Workshop under this Agreement rented by Party B shall be limited to its own purposes of research, production or operations and is not allowed to be sub-leased, transferred or in any way assigned to any other party for use. It is further not allowed to make use of it against laws and regulations. However, upon prior consent by Party A in writing, Party B shall have the right to sublease part of the Workshop under this Agreement to other enterprises or agencies approved by Party A.

Article 10

Party B shall excise due care to maintain the Workshop under this Agreement and its facilities and shall be responsible for keeping its surroundings clean.

Party B shall not pile any articles in the attics, stair wells, basement of the building of the Workshop under this Agreement or any other public space or engage in any acts that contravene public safety. In case of any pile, Party B shall hire workers to remove the pile at its expense upon notification of time sensitive removal from Party A. In case the pile is not removed within the time limit, Party A will take steps to remove the pile, the cost of which shall be paid by Party B. In case there is no information as to which party should be responsible for the pile of the above mentioned articles, the removal fees shall be shared by Party B according to the ratio of its leased area to the entire workshop building.

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In case the Workshop under this Agreement or its public facilities are damaged or lost, Party B shall restore them to the original status and compensate the damages or losses except for those caused by Force Majeure.

Where Force Majeure mentioned above or any natural causes are responsible for any damages or losses, Party B shall fill out a Notification for Repair before informing Party A for handling.

Party B shall undertake thorough inspection of the facilities of the Workshop under this Agreement immediately after take over and shall inform Party A of any existing defects, which shall be fixed by Party A. Party B shall have no right to claim any existing defects of the Workshop under this Agreement and ask for reduction of rent 1 month after it takes over the Workshop under this Agreement.

Article 11

Party B shall bear joint responsibilities for restoration to the original state and damages and losses caused to the Workshop under this Agreement and its public facilities as a result of its approval for use by its employees, users and other persons.

Article 12

Party B shall be held responsible for keeping clean the Workshop under this Agreement and shrinkage land, ports and parking lots outside its buildings.

Article 13

Party B is not allowed to conduct any additions or changes to the Workshop under this Agreement without approval, unless otherwise agreed to in writing by Party A beforehand.

Party B shall have the right to install water, electricity, telephone and other renovation facilities inside the Workshop under this Agreement; however, it is not allowed to affect or change the structure of the building or men’s and women’s toilets.

Any renovation conducted by Party B shall be handled in accordance with building codes, fire prevention rules and other laws and regulations.

Article 14

Party A shall have the right to dispatch personal wearing its ID into the Workshop under this Agreement to check how Party B makes use of the Workshop under this Agreement. Party B shall not refuse to grant access and shall provide full assistance.

Article 15

The house tax and property tax of the Workshop under this Agreement shall be paid by Party A.

Party B shall purchase insurance for the [illegible] facilities and other articles placed inside the Workshop under this Agreement according to its own needs and Party A shall be held harmless against any damages thereof.

Article 16

Party A shall have the right to terminate [illegible] the Workshop under this Agreement by notification to Party B and the rent paid shall not be refunded under the following circumstances:

1.               Party B is disqualified to do business or provide services within the Science Park or is asked by Party A on the basis of law to move out of the Science Park;

2.               Party B fails to make us of the Workshop under this Agreement more than 2 months after the commence date of this lease, or ceases the use or fails to make use according to the terms of this lease for more than 2 months; and Party B fails to rectify the situation within the time limit set forth by Party A in its written notification to that effect;

3.               Party B is behind rent payment schedule for more than 2 months;

4.               Party B breaches the provisions of Article 9 or Article 14 of this lease;

5.               Party B breaches the provisions of Articles 10, 12, 13, 19, 20, 22 (1), 22 (4), 22 (5), or 23 (2);  and Party B fails to rectify the situation within the time limit set forth by Party A in its written notification to that effect.

Article 17

Upon the expiry or termination of this lease, Party B shall restore the Workshop under this Agreement to its original state and vacate it before handing it over back to Party A.

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Party B shall clean up the Workshop under this Agreement at its own expense when it hands it over pursuant to the provisions of the preceding paragraph. In case Party B fails to clean up the Workshop under this Agreement and its public facilities, Party A may clean them up in its stead and the costs shall be paid by deduction from the lease deposit. Where the lease deposit is not sufficient, Party B shall make up for the deficiency.

Anything left over by Party B inside the Workshop under this Agreement after its handover shall be regarded as waste, which shall be subject to the disposal by Party A and Party B shall have no right to claim any compensation. In case Party A needs to dispose of any wastes, the cost shall be deducted from the lease deposit of Party B and Party B shall make up for any deficiency.

Upon the expiry or termination of this lease, Party B shall fulfill the handover procedures for the Workshop under this Agreement back to Party A according to the provisions of this Article. Party B agrees without any pre-conditions that, in case of failure on the part of Party B, Party A shall have the right to open the door or change the lock of the Workshop under this Agreement to gain entry on its own upon its finding that nobody from Party B is still using the Workshop under this Agreement based on 3 consecutive checks within 10 days. Party A shall also have the right to clean up the Workshop under this Agreement, restore it to its original state and treat anything left over in the Workshop under this Agreement as waste.

Party B hereby agrees that it shall pay all the expenses related to Party A’s opening the door, changing the lock, clean-up, restoration to the original state and disposal of waste pursuant to the provisions of paragraphs 2 and 3.

Article 18

Upon the expiry or termination of this lease, where Party B delays the handover of the Workshop under this Agreement back to Party A under the terms and conditions of this lease, it shall pay a daily penalty twice the daily rent to Party A and make up for the losses that Party A sustains as a result.

Article 19

Party B shall file timely applications with regard to the Workshop under this Agreement according to the Inspection Code of Public Buildings, Rules of Application, Regulation regarding Fire Prevention and Inspection and their standards.

Article 20

The designed carrying capacity of the floors of the Workshop under this Agreement is 500 kilograms per square meter. For the purpose of ensuring the safety of the building structure, Party B shall pay attention to the designed carrying capacity of the floors and consult with structural technicians or architectures and shall not exceed the limit of carrying capacity.

Article 21

All the requests and notifications related to this lease shall be made in Chinese in writing and they shall be hand delivered or mailed to the other party according to the addresses listed under this lease.

Both parties shall notify the other party in writing of any changes in their addresses within 7 days after such changes.

Deliveries according to the addresses listed under this lease shall be deemed as lawful deliveries before such notifications.

Article 22

Party B shall absolutely perform its obligations prescribed under the terms and conditions of this lease and shall seek a guarantor of joint responsibilities on its own. The guarantor shall, after thoroughly reading this lease, sign its name and affix its seal in the column reserved for guarantors. A photocopy of its ID shall also be retained as an attachment of this lease. The photocopy of the ID shall be the front side of the ID. Party B and the guarantor of joint responsibilities shall warrant that the photocopy is exactly the same as the original and is free of any fraud or dishonesty.

The guarantor of joint responsibilities shall unconditionally bear joint responsibilities along with Party B in case Party B breaches any of the terms and conditions of this lease. It shall also agree to waive its right of discussion under Article 745 of the Civil Code.

The guarantor of joint responsibilities is not allowed to relieve itself of its responsibilities without prior approval from Party A if it wants to exit from the guarantee midway.

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Apart from a guarantor of joint responsibilities, Part B can also fulfill obligations by written joint guarantee of banks, joint guarantee insurance policy of insurance company, time deposit certificate with pledge of financial institutions, or other forms approved by Party A, provided that the guarantee commences prior to or on the execution date of the agreement.

For written joint guarantee of banks, joint guarantee insurance policy of insurance company, time deposit certificate with pledges of financial institutions, or other forms approved by Party A, the executor of guarantee liabilities shall hold the same responsibilities and guarantee with the guarantor of joint responsibilities. The due time or expiry date to which the written guarantee is kept in registration in light of related authority or financial laws and regulations shall extend over sixty (60) days more than the lease period hereto.

Article 23

Both parties concluding the lease hereto herby make the presentation that they are duly authorized, and are properly empowered to enter into this lease.

The stamp and seal with which Party B uses for lease execution shall be both consistent with the same that Party B deposits with Party A in the corporate registration procedures.

Article 24

Parties agree that any lawsuit arising out of the lease shall be governed by the laws of Republic of China and the Taiwan Hsin Chu District Court shall have jurisdiction as the court of first instance.

Article 25

The lease is made in duplicate copies and each party shall keep one copy for filing.

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Parties to this lease:

Party A: Science Park Administration

Duly authorized representative: Yan Zongming [illegible seals]

Address: No. 2, Xin’an Road, Hsin Chu, Taiwan

Party B: Optronics International Corp

Duly authorized representative: Magnier

Address: No 46 Park Road 2nd, Hsin Chu Science Park, Taiwan  [illegible seals]

Guarantor of joint responsibilities for Party B: Qiu Mingji [seal]: Qiu Mingji

ID Number of the guarantor of joint responsibilities: Q120811843

January 1, 2009

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